UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Bryn Mawr Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRYN MAWR BANK CORPORATION

801 Lancaster Avenue

Bryn Mawr, PA 19010-3396

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 25, 2006

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Bryn Mawr Bank Corporation (the “Corporation”) will be held at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA on Tuesday, April 25, 2006, at 2:00 P.M., for the following purposes:

1. To elect one (1) Class IV director to serve a four (4) year term until his successor is duly elected and takes office.

2. To elect one (1) Class III director to serve the remaining three (3) years of the term of a Class III director until his successor is duly elected and takes office.

3. Such other business as may properly come before the meeting or any adjournment thereof.

In their discretion, the proxies are authorized to act upon such other matters as may properly come before the meeting. Reference is made to the accompanying Proxy Statement for details with respect to the foregoing matters. Only shareholders of record at the close of business on March 8, 2006, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Such shareholders may vote in person or by proxy.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

ROBERT J. RICCIARDI
Secretary

Bryn Mawr, PA

March 17, 2006

IMPORTANT NOTICE

To assure your representation at the Annual Meeting, please complete, date, sign, and promptly mail the enclosed proxy card in the return envelope. No postage is necessary if mailed in the United States. Any shareholder giving a proxy has the power to revoke it at any time prior to its use for any purpose. Any shareholder who is present at the meeting may withdraw their proxy prior to its use for any purpose and vote in person.

PROXY STATEMENT

i

PROXY STATEMENT

FOR THE ANNUAL MEETING OF

BRYN MAWR BANK CORPORATION

TO BE HELD ON

APRIL 25, 2006

INFORMATION REGARDING THE ANNUAL MEETING

Matters to be Considered at the Annual Meeting of Shareholders

This Proxy Statement is being furnished to shareholders of Bryn Mawr Bank Corporation (the “Corporation”) in connection with the solicitation of proxies by the Corporation for use at the Corporation’s Annual Meeting of Shareholders to be held on Tuesday, April 25, 2006, at 2:00 P.M., or any adjournment or postponement thereof (the “Annual Meeting”). At the Annual Meeting, the shareholders will consider and vote upon (i) the election of one (1) Class IV director to serve a four (4) year term until his successor is duly elected and takes office, and (ii) the election of one (1) Class III director to serve the remaining three (3) years of the term of a Class III director until his successor is duly elected and takes office. The proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The approximate date upon which this Proxy Statement and the proxy are to be mailed to shareholders is March 17, 2006. The address of the executive office of the Corporation is 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396.

Date, Time and Place of Annual Meeting

The Annual Meeting will be held on Tuesday, April 25, 2006, at 2:00 P.M., at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA.

Record Date, Voting and Voting Procedures

The Board of Directors of the Corporation has fixed the close of business on March 8, 2006, as the date for determining holders of record of the Corporation’s Common Stock, par value $1.00 per share, entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each holder of record is entitled to one vote per share on the matters to be considered at the Annual Meeting.

The holders of a majority of the outstanding shares of the Corporation’s Common Stock, present either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of March 8, 2006, there were 8,586,292 shares of the Corporation’s Common Stock outstanding.

Shares represented by properly executed proxies will be voted in accordance with the directions indicated in the proxies unless such proxies have previously been revoked. Each properly executed proxy on which no voting directions are indicated will be voted in favor of the adoption of the proposals recommended by the Board of Directors of the Corporation, and in the discretion of the proxy agents as to any other matters which may properly come before the Annual Meeting. A proxy may be revoked by a shareholder at any time prior to its use for any purpose by giving written notice of such revocation to Robert J. Ricciardi, the Secretary of the Corporation, at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396 or by appearing in person at the Annual Meeting and asking to withdraw the proxy prior to its use for any purpose so that the shareholder can vote in person. A later dated proxy revokes an earlier dated proxy.

The Corporation does not know at this time of any business, other than that stated in this Proxy Statement, which will be presented for consideration at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxy agents will vote in accordance with their best judgment.

For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of the Corporation’s Common Stock present in person or represented by proxy at the Annual Meeting for a particular matter

(including the election of Directors) is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the Annual Meeting for purposes of the proposal. However, they are not votes for approval of the proposal, so they will have the same effect as votes cast against the proposal. With respect to broker non-votes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker non-votes are not counted with regard to the proposal, but they reduce the number of affirmative votes required to approve the proposal by reducing the total number of shares present or represented (from which a majority is calculated).

Other Matters

The Corporation will bear the entire cost of soliciting proxies for the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telefax and e-mail, by the directors, officers and employees of the Corporation and by the Corporation’s wholly-owned subsidiaries, including The Bryn Mawr Trust Company (the “Bank”). Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy material to beneficial owners of the Corporation’s Common Stock held of record by such persons, and the Corporation will reimburse them for their expenses in doing so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Corporation, as of January 31, 2006(1) with respect to the only persons or entities to the Corporation’s knowledge, who may be beneficial owners of more than 5% of the Corporation’s Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Corporation Common Stock	Percentage of Outstanding Corporation Common Stock Owned
George W. Connell 121 Cheswold Lane Haverford, PA 19041	1,582,200	18.47%

Thomas J. Carroll Patrickswell Post Office Box 488 Middleburg, VA 22117	836,486	9.77%

The Bryn Mawr Trust Company Wealth Management Division 10 S. Bryn Mawr Avenue, Bryn Mawr, PA 19010	441,376	5.15%

(1)	As of January 31, 2006, there were 8,565,455 shares of the Corporation’s Common Stock outstanding.

THE CORPORATION’S AND BANK’S

BOARDS OF DIRECTORS

The By-Laws of the Corporation provide that the Corporation’s business shall be managed by a Board of Directors of not less than eight and not more than thirteen directors. The Corporation’s Board, as provided in the By-Laws, is divided into four classes of directors, with each class being as nearly equal in number as possible. The Board of Directors has fixed the number of directors at eleven, with two members in Class I, three members in Class II, three members in Class III, and three members in Class IV. There will be two vacancies in Class IV due to the retirement of William Harral, III from the Board of Directors at the end of his current term in April

2006 and an existing vacancy in Class IV, both of which may be filled by the Board of Directors as provided in the next paragraph. There will also be a vacancy in Class II due to the resignation of James J. Smart effective January 19, 2006 which may be filled by the Board of Directors as provided in the next paragraph.

Under the Corporation’s By-Laws, persons elected by the Board of Directors to fill a vacancy on the Board serve as directors for a term expiring with the next annual meeting of shareholders, unless the directors are elected by the Board after the record date for that meeting, in which case the person serves as a director until the annual meeting of shareholders following that meeting. The directors in each class serve terms of four years each, unless elected to fill an unexpired term of office, and until their successors are elected and take office.

The Boards of Directors of the Corporation and the Bank meet at least quarterly. Board meetings of the Corporation and the Bank will occur in January, April, July and October of 2006. The Risk Management Committees and Executive Committees meet in those months when the Boards of Directors do not meet. The Executive Committees act in the stead of the Boards of Directors of the Corporation and the Bank. The Audit Committees of the Boards and the Trust Committee of the Bank meet at least quarterly. The Risk Management Committees review and manage the material business risks which confront the Corporation and the Bank. The Compensation Committees meet at least once a year. The Nominating Committees meet at least once a year.

Director Independence

The Boards of Directors of the Corporation and the Bank have determined that all of its members are independent and meet the independence requirements of The NASDAQ Stock Market (“NASDAQ”), except for Frederick C. Peters, II. Because Mr. Peters is the President and Chief Executive Officer of the Corporation and the Bank, he is not considered independent as defined by NASDAQ. Mr. Peters also serves as Chairman of the Corporation and the Bank.

Lead Independent Director

The Boards of Directors of the Corporation and the Bank created the position of Lead Director. Thomas A. Williams was appointed as the Boards’ Lead Director, to serve a one (1) year term expiring at the Corporation’s 2006 Annual Meeting. The Lead Director presides at Board meetings when the Chairman is not present, including executive sessions of the independent directors, and acts as the liaison between the Boards and the CEO. The Lead Director has oversight responsibilities for corporate governance procedures and committee charters and has the authority to call meetings of the independent directors. In addition, the Lead Director coordinates the process of evaluating the effectiveness of the Boards and their Committees and consults with the Boards and the CEO regarding those evaluations.

Communications with Directors

Shareholders may communicate directly with any member or committee of the Board of Directors of the Corporation or the Bank by writing to Bryn Mawr Bank Corporation, Board of Directors, P.O. Box 351, Bryn Mawr, PA, 19010-3396.

Policy for Attendance at Annual Meeting

The Corporation has adopted a policy requiring all of the directors to attend the Corporation’s annual meeting. All of the Corporation’s Directors attended the annual meeting held on April 19, 2005.

Code of Business Conduct and Ethics

The Corporation has a Code of Business Conduct and Ethics (“the Code”). The Code is available on the Corporation’s website at www.bmtc.com under the “Code of Ethics” caption and printed copies are available to any shareholder upon request. The Code meets the requirements for a code of ethics for the Corporation’s principal executive officer, principal financial officer or persons performing similar functions under Item 406 of Regulation S-K of the Securities and Exchange Commission (“SEC”). Any amendments to the Code, or any waivers of the Code for directors or executive officers will be disclosed promptly on a Form 8-K filed with the SEC or by any other means approved by the SEC.

Executive Sessions of Independent Directors

The independent members of the Corporation’s and Bank’s Boards of Directors will continue their practice of holding scheduled executive sessions on a regular basis but, in any event, not less than twice a year. During 2005, four executive sessions were held.

General Information About the Corporation’s and Bank’s Boards of Directors

The Corporation’s Board of Directors was scheduled to meet at least quarterly and during 2005 held five meetings, including the Corporation’s organization meeting in April of 2005. The Bank’s Board of Directors was scheduled to meet at least quarterly and during 2005 held five meetings. Appointments to the Committees of the Boards of Directors are made shortly after the Corporation’s annual meeting. The information set forth below with respect to the Committees of the Corporation’s Board of Directors and the Bank’s Board of Directors list the current members of those Committees. For information regarding the composition of those Committees for the period January 1, 2005 through the Corporation’s 2005 Annual Meeting, see the Corporation’s 2005 Proxy Statement. Also, in October, 2005, James J. Smart resigned from the Audit Committees, both as a member and chairman, to avoid the appearance of any conflict of interest in connection with a business transaction his company was pursuing. William Harral, III became the Audit Committee Chair and the Audit Committee financial expert as defined by SEC Regulations. David E. Lees joined the Board in July, 2005 and was appointed to the Risk Management Committee of the Bank and the Corporation and the Trust Committee of the Bank at that time. Also, in October, 2005, David E. Lees became a member of the Audit Committees.

Information About Committees of the Corporation’s Board of Directors

The Committees of the Corporation’s Board of Directors are the Executive, Nominating, Risk Management, Audit and Compensation Committees.

The Executive Committee, currently comprised of Thomas A. Williams (Chair), Wendell F. Holland, Frederick C. Peters II and B. Loyall Taylor, Jr., meets to discuss and act upon matters which require action prior to the next meeting of the Corporation’s Board of Directors and exercises the authority and powers of the Board of Directors at intervals between meetings of the Board of Directors insofar as may be permitted by law. During 2005, the Executive Committee held eight meetings.

The Nominating Committee, currently comprised of Thomas A. Williams (Chair), Andrea F. Gilbert and B. Loyall Taylor, Jr., has responsibility for identifying and evaluating candidates for director and recommending the nomination of directors to the full Board of Directors. The Nominating Committee has a charter which is available on the Corporation’s website at www.bmtc.com on the Investor Relations page under the heading BMBC Nominating Committee Charter. Each member of the Nominating Committee is independent as defined by NASDAQ. During 2005, the Nominating Committee held four meetings.

The Nominating Committee considers candidates for nominees for director from various sources including other directors, clients of the Bank and other relevant constituencies, and may also engage, if it deems appropriate, a professional search firm. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews the directors’ overall service to the Corporation during their term, including the number of meetings attended, level of participation, quality of performance and their respective contributions towards advancing the Corporation and enhancing shareholder value. In the case of a new director candidate, the

Nominating Committee reviews the candidate’s biographical information and qualifications and may check the candidate’s references, if applicable. The Nominating Committee may obtain any additional information which it deems necessary. A qualified nominee is interviewed by all members of the Nominating Committee, if practicable. Serious candidates may meet with all members of the Board. Using the input from such interviews and information obtained by the Nominating Committee, the Committee evaluates whether a prospective candidate is qualified to serve as a director and whether the Nominating Committee should recommend to the Board that the Board nominate (or elect to fill a vacancy) the prospective candidate.

The Nominating Committee will use a similar process to evaluate nominees recommended by shareholders, provided that the shareholder complies with the procedures set forth below.

The Nominating Committee will consider written proposals from shareholders for nominees for director. Any such nomination should be addressed to the Chairman, Nominating Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010 and must include the following information: (a) the name and address, as they appear on the Corporation’s books, of the shareholder nominating such candidate; (b) the number of shares of the Corporation which are beneficially owned by the shareholder (and if the shares are held in street name, the name of the brokerage firm holding the shares); (c) the name, age, business address and residence address of each nominee proposed; (d) the principal occupation or employment of the proposed nominee; (e) the number of shares of the Corporation’s stock beneficially owned by the proposed nominee, if any; (f) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other persons pursuant to which the shareholder is making the nomination, and (g) any other information required to be disclosed in solicitation of proxies for election of directors or other information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

All shareholder nominations must be received not less than one hundred and twenty (120) days before the date the Corporation’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting.

In evaluating candidates for nominees for director, the Nominating Committee considers the needs of the Corporation with respect to the particular talents and experience of its directors and seeks to insure that at least a majority of the directors are independent under the NASDAQ rules and that members of the Corporation’s Audit Committee meet the financial literacy requirements under the NASDAQ rules and at least one of them qualifies as an Audit Committee financial expert under the rules of the SEC. Members of the Board of Directors should also be of the highest ethical character; share the values of the Corporation; have reputations, both personal and professional, consistent with the image and reputation of the Corporation; be active or former leaders of organizations; possess knowledge in the fields of financial services and wealth management and an understanding of the Bank’s marketplace; have relevant expertise and experience which will be useful in offering advice and guidance to the chief executive officer; be independent of any particular constituency and be able to represent all shareholders of the Corporation. Nominees for director must also be willing to commit the necessary time to devote to board activities and to enhance their knowledge of the financial services industry and be willing to assume broad fiduciary responsibility. Nominees for director should also have a commitment to enhancing shareholder value, including assisting in business development activities where appropriate. In considering nominees for director, the Nominating Committee also considers the Corporation’s desire to be a diverse body with diversity reflecting gender, ethnic background and professional experience. A nominee for director must also be or become a shareholder of the Corporation upon joining the Board of Directors. Application of the above criteria may vary according to the particular areas of expertise desired as a compliment to the existing composition of the Board of Directors.

The Risk Management Committee, currently comprised of William Harral, III (Chair), Andrea F. Gilbert, David E. Lees, Francis J. Leto and Frederick C. Peters, II, meets to review and manage the material business risks which confront the Corporation by establishing and monitoring policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure the Corporation’s material business risks. During 2005, the Risk Management Committee held eight meetings.

The Audit Committee currently comprised of William Harral, III (Chair), Wendell F. Holland, David E. Lees and Thomas A. Williams, meets at least quarterly. The Audit Committee, pursuant to the Audit Committee Charter which is attached to this Proxy Statement as Appendix A, has general oversight responsibilities regarding the Corporation’s financial reporting process and internal controls. The Audit Committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. See Audit Committee Report for additional information about the responsibilities of the Audit Committee. Each member of the Audit Committee is independent and financially literate as defined by NASDAQ. The Board of Directors of the Corporation has determined that William Harral, III is a financial expert as defined by SEC regulations. The Audit Committee held five meetings in 2005.

The Compensation Committee, currently comprised of Nancy J. Vickers (Chair), William Harral, III, Francis J. Leto and Thomas A. Williams, meets to discuss compensation matters. The Compensation Committee oversees the Corporation’s compensation policies and their specific application to the directors and executive officers of the Corporation and its subsidiaries. The Committee also reviews, and recommends to the full Board of Directors, the compensation and benefits for non-employee Directors. The Compensation Committee also determines the number of stock options to be distributed pursuant to the Corporation’s Stock Option Plans. Each member of the Compensation Committee is independent as defined by NASDAQ. During 2005, the Compensation Committee held five meetings.

The total number of meetings of the Corporation’s Board of Directors that were held in 2005 was five. All of the incumbent directors, who were directors during 2005, (i) attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors, and (ii) all directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by all committees of the Board on which the directors served.

Information About Committees of the Bank’s Board of Directors

The Committees of the Bank’s Board of Directors are the Executive, Risk Management, Audit, Trust, Compensation and Nominating Committees.

The Executive Committee, currently comprised of Thomas A. Williams (Chair), Wendell F. Holland, Frederick C. Peters II and B. Loyall Taylor, Jr., meets to ratify certain of the Bank’s loans to customers and to exercise the authority and powers of the Bank’s Board of Directors at intervals between meetings of the Board of Directors insofar as may be permitted by law. The Executive Committee held eight meetings during 2005.

The Risk Management Committee, currently comprised of William Harral, III (Chair), Andrea F. Gilbert, David E. Lees, Francis J. Leto and Frederick C. Peters II, meets to review and manage the material risks which confront the Bank by establishing and monitoring policies and procedures designed to lead to an understanding of and to identify, control, monitor and measure loan quality and concentration, interest rate and market risk, as well as liquidity risk and other material business risks. During 2005, the Risk Management Committee held eight meetings.

The Audit Committee currently comprised of William Harral, III (Chair), Wendell F. Holland, David E. Lees and Thomas A. Williams, meets at least quarterly. The Audit Committee, pursuant to the Audit Committee Charter, has general oversight responsibilities regarding the Bank’s financial reporting process and internal controls. The Audit Committee selects and evaluates the qualifications and performance of the independent registered public accounting firm. The Audit Committee meets with the internal auditor to review audit programs and the results of audits of specific areas, as well as other regulatory compliance issues. In addition, the Audit Committee meets with the independent registered public accountant to review the results of the annual audit and other related matters. Each member of the Audit Committee is independent and financially literate as defined by NASDAQ. The Audit Committee held five meetings in 2005.

The Trust Committee, currently comprised of B. Loyall Taylor, Jr. (Chair), Andrea F. Gilbert, David E. Lees, Francis J. Leto, Frederick C. Peters II and Nancy J. Vickers, meets quarterly and has general oversight over the Wealth Management Division and over that Division’s investments. The Trust Committee held seven meetings during 2005.

The Compensation Committee, currently comprised of Nancy J. Vickers (Chair), William Harral, III, Francis J. Leto and Thomas A. Williams, meets to discuss compensation matters. The Bank Compensation Committee is responsible for recommending to the full Board the Bank’s compensation policies and for administering those policies. The Compensation Committee of the Bank, in conjunction with the Compensation Committee of the Corporation, annually reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of those goals and objectives and determines and approves the compensation and benefits to be paid or provided to the CEO and the other executive officers. Each member of the Compensation Committee is independent as defined by NASDAQ. During 2005, the Compensation Committee held five meetings.

The Nominating Committee, currently comprised of Thomas A. Williams (Chair), Andrea F. Gilbert and B. Loyall Taylor, Jr., has responsibility for identifying and evaluating candidates for director and recommending the nomination of new directors to the full Board of Directors. Each member of the Nominating Committee is independent as defined by NASDAQ. During 2005, the Nominating Committee held four meetings.

Meetings of Bank’s Board and its Committees

The total number of meetings of the Bank’s Board of Directors which were held in 2005 was five. All incumbent directors (i) attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors, and (ii) attended at least seventy-five percent (75%) of the aggregate of the total number of meetings held by all committees of the Board on which the directors served.

BOARDS OF DIRECTORS COMPENSATION

Directors Fees

Each non-employee director, other than David E. Lees, who joined the Board on July 1, 2005, was paid an annual retainer of $10,000 in the Corporation’s Common Stock, at the market value of the stock on April 21, 2005. Mr. Lees was paid a retainer of $7,500 in the Corporation’s Common Stock, at the market value of the stock on June 30, 2005. In addition each non-employee director was paid a fee of $1,000 for attending each Board meeting, $1,000 for attending the Corporation’s organization meeting and for attending each Executive Committee and Risk Management Committee meeting and a fee of $500 for attending each Committee meeting which is not held on a Board meeting day. A separate fee is not paid to directors for attending a Corporation Board meeting held on a Bank Board meeting day. From time to time, the Corporation may reimburse directors for travel expenses associated with attendance at Board or Committee meetings. A $5,000 additional annual cash retainer was paid to the Audit Committee Chair in 2005 and an additional annual cash retainer of $5,000 was paid to the Lead Director in 2005.

In January, 2006, the Compensation Committee recommended and the Board of Directors approved, effective as of April 25, 2006, an increase in the annual retainer paid in the form of the Corporation’s common stock from $10,000 to $12,500. In addition, the Lead Director’s fee was increased from $5,000 to $10,000 and the Audit Committee Chair’s annual fee was increased from $5,000 to $7,500 and each committee chair will receive an annual payment of $2,500 for their services, except for the Lead Director if he/she is the chairperson of the Nominating Committee or Executive Committee. In addition, the committee meeting fees for the Audit Committee, Compensation Committee, Nominating Committee and the Bank’s Trust Committee were increased from $500 to $1,000.

Stock Options

In May, 2005, each non-employee director, other than Mr. Lees and Mr. Holland, received 3,500 options to purchase shares of the Corporation’s common stock at a purchase price equal to the fair market value of the stock on May 11, 2005. Mr. Lees, who joined the Board on July 1, 2005, was granted options to purchase 2,625 shares of the Corporation’s stock at a purchase price equal to the fair market value of the stock on June 30, 2005. Mr. Holland declined to accept any stock options to avoid the appearance of any conflict of interest because of his position with the Pennsylvania Public Utility Commission.

In December, 2005, each non-employee director, other than Mr. Holland, received 3,500 options to purchase shares of the Corporation’s common stock at a purchase price equal to the fair market value of the stock on December 9, 2005. Mr. Holland declined to accept any stock options to avoid the appearance of any conflict of interest because of his position with the Pennsylvania Public Utility Commission. The stock options awarded in December, 2005, rather than in April, 2006, were fully vested so that the Corporation could save compensation expense associated with those options in future periods in its consolidated statements of income upon adoption of FASB Statement 123R (Share Based Payment). The Corporation does not anticipate granting any stock options to its current directors during 2006.

Directors’ Deferred Payment Plans

Under the Deferred Payment Plans for Directors (the “Plans”) a director may defer receipt of a portion or all of the fees paid for service as a director of the Corporation and Bank. The Plans are non-qualified plans and the Plans’ funds are held in a trust administered by the Bank’s Wealth Management Division. Under the Plans, a participating director may elect to invest the deferred director’s fees in one or more different investment funds, including an investment in the Corporation’s Common Stock. The right to receive future payments under the Plans is an unsecured claim against the general assets of the Corporation.

BIOGRAPHICAL INFORMATION ABOUT CORPORATION’S DIRECTORS

The following table sets forth certain biographical information for each of the Corporation’s directors. Other than as indicated below, each of the persons named below has been employed in their present principal occupation for the past five years.

Name, Principal Occupation and Business Experience For Past Five Years	Age as of February 27, 2006	Director Since(1)
CONTINUING DIRECTORS
Class I
The terms of the following directors expire in 2007:
1. Nancy J. Vickers President, Bryn Mawr College since July, 1997	61	1998
2. Thomas A. Williams Vice President, Secretary/Treasurer, Houghton International, Inc., a specialty chemical company until retirement in July 2000	70	1992

Name, Principal Occupation and Business Experience For Past Five Years	Age as of February 27, 2006	Director Since(1)
CONTINUING DIRECTORS
Class II
The terms of the following directors expire in 2008:
1. B. Loyall Taylor, Jr. President, Taylor Gifts, Inc., mail order catalog sales	59	1986
2. Andrea F. Gilbert President of Bryn Mawr Hospital since June, 2002; previously Senior Vice President from June, 2000; Chief Executive Officer of City Avenue Hospital of the Tenet Health System from November, 1998 to June, 2000	52	2004
CONTINUING DIRECTORS
Class III
The terms of the following directors expire in 2009:
1. Wendell F. Holland Chairman, Pennsylvania Public Utility Commission since September 30, 2004 and previously Commissioner from September, 2003; Counsel to the law firm of Obermayer, Rebmann, Maxwell & Hippel, LLP from January, 2000 until September, 2003(2)	54	1997
2. Frederick C. Peters II Chairman of the Corporation and the Bank since August, 2002; President and Chief Executive Officer of the Corporation and the Bank since January, 2001; President 1st Main Line Bank from May, 1995 to January, 2001	56	2001
NOMINEE FOR DIRECTOR
Class III
3. David E. Lees(3) Senior Partner, myCIO Wealth Partners, LLC since July, 2005; Partner and National Director of Ernst & Young’s Wealth Advisory Service Practice from December, 1996 to June 30, 2005; Partner, Renaissance Equity Fund since August, 2005; Adjunct Professor of Finance & Portfolio Management in Villanova University’s Commerce & Finance Department from January, 2000 to May, 2005	44	2005
NOMINEE FOR DIRECTOR
Class IV
The term of the following director expires in 2006, and if elected to a new term will expire in 2010:
1. Francis J. Leto Attorney-at-law, Celli and Leto, LLP; President, Brandywine Abstract Company, L.P. since May, 1988	46	2002

FOOTNOTE INFORMATION CONCERNING DIRECTORS

(1)	Reference to service on the Boards of Directors refers to the Bank only prior to 1986 and to the Bank and Corporation since 1986. Mr. Williams previously served as a director from 1984 until 1990.

(2)	Mr. Holland was a director of Allegheny Energy, Inc. until September 16, 2003.

(3)	Mr. Lees was recommended by a non-management director and was appointed by the Board of Directors to fill an existing vacancy in July, 2005.

None of the directors is a party to any contract, arrangement or understanding with respect to any of the Corporation’s Common Stock, other than in connection with the Corporation’s Stock Option Plans.

BENEFICIAL OWNERSHIP OF STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the beneficial ownership of shares of the Corporation’s Common Stock as of March 8, 2006, for each of the Corporation’s directors and the executive officers of the Corporation and the Bank. The table also shows the total number of shares owned by the directors and executive officers as a group.

Name	Common Stock(1)		Exercisable Stock Options(2)	Percent of Outstanding Stock
Current Directors

Andrea F. Gilbert	4,841		9,250	*

William Harral, III	25,989	(3)	16,667	*

Wendell F. Holland	4,858		16,667	*

David E. Lees	4,739	(4)	6,125	*

Francis J. Leto	5,706	(5)	14,667	*

Frederick C. Peters II	37,328	(6)	150,667	2.06%

B. Loyall Taylor, Jr.	67,029	(7)	28,667	1.05%

Nancy J. Vickers	9,174	(8)	17,667	*

Thomas A. Williams	20,257		28,667	*

Certain Executive Officers

Alison E. Gers	1,406	(9)	59,000	*

Joseph G. Keefer	4,595	(10)	63,200	*

Frederick C. Peters II	**		**	**

John Pickering	1,730	(11)	34,500	*

Robert J. Ricciardi	20,145	(12)	67,000	*

J. Duncan Smith, CPA	525		27,000

All Current Directors and Executive Officers as a Group	208,322		539,744	8.20	%***

*	Less than one percent.

**	Mr. Peters is also a Director; see listing above.

***	Calculated by adding the Common Stock owned plus exercisable options and dividing by the actual number of shares outstanding on March 8, 2006, 8,586,292, plus the shares subject to the exercisable options.

(1)	Stock ownership information is given as of March 8, 2006, and includes shares that the individual has the right to acquire (other than by exercise of stock options) within sixty (60) days of March 8, 2006, except for shares held in the Deferred Payment Plans for Directors, the Executive Deferred Bonus Plan and the Thrift and Savings Plan which were determined as of December 31, 2005. For each director, the number of shares owned includes 100 shares which each director must own to qualify as a director of the Corporation. Unless otherwise indicated, each director and each such executive officer holds sole voting and investment power over the shares listed. Each director holds sole investment power over shares held for such director in the Bank’s or Corporation’s Deferred Payment Plans for Directors. Each executive officer holds sole investment power over shares held for such executive officer in the Corporation’s Thrift and Savings Plan or in the Corporation’s Executive Deferred Bonus Plan. The Bank as the Plan Administrator and/or Plan Trustee holds sole voting power over such shares.

(2)

For purposes of this Table, options are “exercisable” if they may be exercised within sixty (60) days of March 8, 2006, regardless of whether they are “in-the-money.” On June 16, 2005, the Corporation accelerated the vesting of certain unvested and “out-of-the-money” stock options including options to purchase approximately 55,667 shares held by the Corporation’s directors and executive officers on that date which are included in this table. Options to purchase 100,000 shares of common stock were granted to the directors and executive officers in December, 2005. The purpose of the acceleration of the options and the granting of the options in December, 2005, rather than in April, 2006, was to enable the Corporation to save compensation expense associated with those options in future periods in its consolidated statements of income, after adoption of FASB Statement No. 123R (Share Based Payment).

(3)	Includes 6,589 shares held by Mr. Harral based on his interest in the Deferred Payment Plans for Directors. Mr. Harral, at his own election, is retiring from the Board of the Directors at the end of his current term as a Class IV Director.

(4)	Includes 347 shares held for Mr. Lees in the Deferred Payment Plans for Directors.

(5)	Includes 182 shares owned by Mr. Leto’s spouse as to which he disclaims beneficial ownership.

(6)	Includes 2,853 shares held for Mr. Peters in the Thrift and Savings Plan and 175 shares held for Mr. Peters in the Executive Deferred Bonus Plan.

(7)	Includes 6,476 shares held in trust for his children over which Mr. Taylor has sole voting and investment power; 2,088 shares held in the One Outer Bridge Circle Trust over which Mr. Taylor as Co-Trustee has joint voting and investment power, and 56,706 shares held by Mr. Taylor based on his interest in the Deferred Payment Plans for Directors.

(8)	Includes 5,974 shares held by Ms. Vickers based on her interest in the Deferred Payment Plans for Directors.

(9)	All shares are held for Ms. Gers in the Thrift and Savings Plan.

(10)	All shares are held for Mr. Keefer in the Thrift and Savings Plan.

(11)	All shares are held for Mr. Pickering in the Thrift and Savings Plan.

(12)	All shares are held for Mr. Ricciardi in the Thrift and Savings Plan.

CORPORATION’S AND BANK’S EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the current executive officers of the Corporation and Bank as of March 1, 2006:

Name, Principal Occupation and Business Experience For Past 5 Years	Age as of March 1, 2006	Office with the Corporation and/or Bank
Frederick C. Peters II	56	Chairman, President and Chief Executive Officer and Director of Corporation and Bank

Alison E. Gers	48	Executive Vice President of Bank—Retail Banking, Marketing and Support Division

Joseph G. Keefer	47	Executive Vice President of Bank—Chief Lending Officer

John Pickering(1)	50	Executive Vice President of Bank—Wealth Management Division

Robert J. Ricciardi	57	Secretary of Corporation and Executive Vice President and Secretary of Bank—Chief Credit Policy Officer

J. Duncan Smith, CPA (2)	47	Treasurer of Corporation and Treasurer and Executive Vice President of Bank—Chief Financial Officer

FOOTNOTE INFORMATION CONCERNING EXECUTIVE OFFICERS

(1)	Mr. Pickering was appointed Executive Vice President of the Bank in charge of the Wealth Management Division on April 12, 2004. From January, 2001 through April, 2004, Mr. Pickering was a Managing Director with Brown Brothers Harriman & Co., a private banking firm, and was responsible for the Americas Financial Institutions Department within the Global Custody Division. From March, 2002 through June, 2003, Mr. Pickering was also the Managing Director of Brown Brothers Harriman Investor Services, Ltd. in London. Prior to that, Mr. Pickering was a Senior Vice President at Brown Brothers Harriman in the Global Custody Division from July, 1998 through January, 2001. In addition to his management duties, Mr. Pickering was responsible for relationship management and business development for banking, custody and investment management clients.

(2)	Mr. Smith was appointed as Treasurer and Chief Financial Officer of the Corporation and Executive Vice President, Treasurer and Chief Financial Officer of the Bank on April 4, 2005. From October, 2004 through March, 2005, Mr. Smith was the Chief Financial Officer of First Chester County Corporation. Prior to that, Mr. Smith was the Treasurer and Principal Accounting Officer at First Chester County Corporation since 1993 and was also the Executive Vice President of Financial Support Services at First National Bank of Chester County, a subsidiary of First Chester County Corporation since 1998.

EXECUTIVE COMPENSATION

General Disclosure Considerations Concerning Executive Compensation

The Corporation believes that its shareholders should be provided clear and concise information about the compensation of the Bank’s executives and the reasons the Bank’s Board of Directors(1) made decisions concerning their executive compensation, consistent with the proxy statement disclosure rules of the Securities and Exchange Commission regarding disclosure of executive compensation.

The format and content of the information set forth below is intended to enable the Corporation’s shareholders to understand the rationale and criteria for the Corporation’s and Bank’s executive compensation programs and the compensation paid to the named executives and its other executives and key employees.

The Corporation welcomes shareholder comment on whether the objective—to provide information to the Corporation’s shareholders that is useful and clearly stated—has been met. Please send any comments or suggestions for further improvements in disclosure to the Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396.

Executive Compensation

The following information in the Summary Compensation Table relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Frederick C. Peters II, the Chairman, President and Chief Executive Officer of the Bank, and (ii) the Bank’s four (4) most highly compensated executive officers, other than Mr. Peters, who were serving as executive officers of the Bank at December 31, 2005. (Mr. Peters and such officers are hereinafter sometimes referred to as the “Named Executive Officers”).

The following information reflects bonus compensation earned by the Named Executive Officers during 2005 and paid to them in the first quarter of 2006. Any compensation earned by the Named Executive Officers during 2006 will be reported in the proxy statement for the Corporation’s 2007 Annual Meeting of Shareholders.

(1)	The Corporation’s executives are not compensated for their services to the Corporation rather, because the Bank is the principal subsidiary of the Corporation, they are compensated as officers of the Bank.

Summary Compensation Table

The disclosure regarding the compensation of the Bank’s executives includes the following table that sets forth the compensation paid to the Named Executive Officers during the last three fiscal years.

Name and Principal Position during 2005	Annual Compensation(1)			Stock Options (#)(4)	All Other Compensation (5)
	Year	Salary(2)($)	Bonus(3)($)
Frederick C. Peters II Chairman, President and Chief Executive Officer	2005 2004 2003	$320,282 319,716 270,856	$142,500 20,000 20,000	54,000 24,000 24,000	$6,000 6,000 6,000

Robert J. Ricciardi Executive Vice President and Secretary—Chief Credit Policy Officer	2005 2004 2003	170,470 171,040 158,709	45,500 8,000 —	27,000 10,000 9,000	5,114 5,131 4,727

John Pickering Executive Vice President—Wealth Management Division (6)	2005 2004 2003	197,125 133,000 —	81,500 50,000 —	27,000 7,500 —	5,686 — —

Alison E. Gers Executive Vice President—Retail Banking, Marketing and Support Division	2005 2004 2003	168,678 167,685 153,438	50,500 9,000 —	27,000 10,000 9,000	5,060 5,031 4,589

Joseph G. Keefer Executive Vice President—Chief Lending Officer	2005 2004 2003	163,676 153,937 142,302	55,686 20,071 911	27,000 10,000 9,000	2,917 4,618 4,255

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1)	A Table for Long-Term Compensation, including an Other Annual Compensation column is not included because no compensation of this nature is paid by the Corporation and the Bank and the restricted stock awards and long term incentive payouts columns are not included in the Compensation Table since these benefits are not made available by the Corporation or the Bank.

(2)	The amount shown in this column for 2004 includes salary received by the Named Executive Officer as a result of an extra pay date in 2004 which impacted all employees. The actual base salary for each Named Executive Officer was as follows: Messrs. Peters $307,875, Ricciardi $164,705, Pickering $190,000, Keefer $148,236 and Ms. Gers $161,415.

(3)	Except for a contractual bonus payment due Frederick C. Peters II, and a bonus for a new business referral for Joseph Keefer, no bonuses were awarded to the Named Executive Officers for 2003. Contractual bonuses for 2004 were paid to Frederick C. Peters II and John Pickering of $20,000 and $50,000, respectively, during the first quarter of 2005. Mr. Keefer was paid a bonus from a Line of Sight incentive program for 2004 in the first quarter of 2005. Bonuses were also awarded to the other Named Executive Officers during the first quarter of 2005 to recognize the individual efforts of those Named Executive Officers in 2004. Bonuses were awarded to the Named Executive Officers during the first quarter of 2006 based on the Bank’s financial results and the performance of those Named Executive Officers in 2005. Mr. Keefer’s bonus for 2005 included $3,686 for a new business referral.

(4)	In May and December, 2005, stock options were awarded to the Named Executive Officers. The stock options awarded in December, 2005, rather than April, 2006, were fully vested so that the Corporation could save compensation expense associated with those options in future periods in its consolidated statements of income upon adoption of FASB Statement 123R (Share Based Payment). The Corporation does not anticipate granting any stock options to its current Named Executive Officers during 2006.

(5)

The Corporation maintains the Bryn Mawr Bank Corporation Thrift and Savings Plan which was amended and restated to comply with Section 401(k) of the U.S. Internal Revenue Code, effective January 1, 1985. The amended Thrift Plan allows employees of each participating employer to contribute, on a pre-tax basis, up to 16% of their annual base compensation, as defined in the Plan, but not to exceed $15,000 in 2006 and is included in All Other Compensation. Quarterly, each participating employer matches the employees’ contribution dollar for dollar to a maximum of 3% of the employee’s annual compensation. The employer matching portion is set forth in All Other Compensation.

(6)	Mr. Pickering was employed by the Bank on April 12, 2004 and was appointed head of the Wealth Management Division at that time.

Executive Employment Agreement

The Corporation entered into an Employment Agreement with Frederick C. Peters II dated January 11, 2001, (with employment commencing on January 22, 2001) to serve as the Corporation’s and the Bank’s President and Chief Executive Officer. The initial term of the Employment Agreement was three (3) years and, unless extended or terminated, the Employment Agreement renews for an additional two (2) year continuing period, so that at all times prior to Mr. Peters attaining age 63, the term of the Employment Agreement will be two (2) full years. The Employment Agreement provides for an annual base salary of $225,000 which may be increased, but not decreased. Mr. Peters is entitled to a minimum bonus of $20,000 for years 2003, 2004 and 2005.

Under the Employment Agreement, Mr. Peters is also entitled to participate in all of the Corporation’s and the Bank’s employee benefit plans and arrangements made generally available to its executives and key management employees.

The Employment Agreement may be terminated by the Corporation upon the death or disability of Mr. Peters or for cause as defined in the Employment Agreement. Mr. Peters may voluntarily terminate his employment at any time upon not less than thirty (30) days prior written notice to the Corporation. If the Corporation or the Bank terminates Mr. Peters employment other than upon his death or disability or for cause, Mr. Peters is entitled to receive his full salary, including incentive compensation, through the date of termination and the Corporation must pay Mr. Peters an amount equal to his annual salary in effect on the date of the termination in bi-weekly installments for two (2) years or until his 65th birthday, whichever first occurs.

The Employment Agreement also contains non-disclosure, non-solicitation and non-competition provisions under which Mr. Peters agrees not to disclose any confidential information, not to solicit employees or clients of the Corporation, the Bank or their subsidiaries and agrees not to compete, subject to certain conditions set forth in the Employment Agreement, with the Corporation, the Bank or their subsidiaries for a period of two (2) years following his termination of employment within a 100 mile radius of Bryn Mawr, PA.

Mr. Peters has also entered into an Executive Change of Control Severance Agreement. (SEE CHANGE OF CONTROL AGREEMENTS)

Executive Bonus Agreement

The Corporation entered into an Agreement with John Pickering in connection with his accepting employment in April, 2004, to serve as the Bank’s Executive Vice President – Wealth Management Division. Under the Agreement, the Bank has agreed to award bonuses on a yearly basis to Mr. Pickering of up to $100,000 based on the revenue growth in the Wealth Management Division, net of stock market appreciation. Under the Agreement, Mr. Pickering is entitled to a minimum bonus of $50,000 for years 2004 and 2005.

Change of Control Agreements

From time to time, the Corporation’s independent directors, approve and ratify, and the Corporation has guaranteed certain Executive Change-of-Control Severance Agreements (the “Agreements”) which are to be entered into by the Corporation’s subsidiaries with the Named Executive Officers and certain other officers (collectively the “covered officers”).

The Corporation’s Board of Directors believes that the Agreements assure fair treatment of the covered officers since benefits provided are comparable to termination benefits afforded by other companies to secure and retain key officers. Furthermore, by assuring the covered officers some financial security, the Agreements protect the Corporation’s shareholders by tending to neutralize any bias of those officers in considering proposals to acquire the Corporation. The Board believes that these advantages outweigh the disadvantage of the potential cost of the benefits.

The Agreements provide for a lump sum severance benefit if the employment of any such officer is terminated under certain circumstances within two years following a “change of control”, as defined in the Agreements, of the Corporation. Such circumstances include termination of employment other than for “cause” as defined in the Agreements, or the resignation of such officer following a significant reduction in the nature or scope of his/her authority, duties or responsibilities, removal from their position as an officer of the subsidiary, reduction in base salary of the officer in effect immediately prior to the change of control, revocation or reduction of benefits payable to the officer under the benefit plans, without obtaining the officer’s written consent thereto, transfer of the officer to a location outside the greater Philadelphia area or the general area of the officer’s principal residence, immediately prior to the change of control, or the officer being required to undertake business travel substantially greater than his/her business travel immediately prior to the change of control.

The severance benefit consists of (a) an amount in cash equal to one (1), two (2) or three (3) times the covered officer’s salary in effect either immediately prior to the termination of employment or immediately prior to the change of control, whichever is higher, (b) an amount in cash equal to the excess, if any, of the aggregate fair market value of the Corporation’s Common Stock, that is, the closing price of the Corporation’s Common Stock on the last business day the Common Stock was traded immediately preceding the termination date (the “Termination Date”) of the covered officer’s employment, subject to outstanding and unexercised stock options, whether vested or unvested, granted to the covered officer under the Corporation’s Stock Option Plans, over the aggregate exercise price of all such stock options, (c) to the extent not theretofore paid, the covered officer’s salary through the Termination Date and the officer’s salary in lieu of any unused paid time off days, (d) an amount equal to all awards earned by the officer in respect of completed plan periods prior to the Termination Date for the Corporation’s Thrift and Savings Plan and any annual bonus plan, and payment in respect of such plans for the uncompleted fiscal year during which termination of employment occurs, (e) the cost to continue or cause to be continued until twelve (12), twenty-four (24) or thirty-six (36) whole months for the covered officers after the Termination Date, on the cost-sharing basis in effect immediately prior to the change of control, the medical, dental, life and disability insurance benefits substantially equivalent in all material respects to those furnished to the covered officers immediately prior to the change of control, provided, however, that the obligation to provide such benefits shall cease at such time as the covered officer is employed on a full-time basis by a party not owned or controlled by the covered officer, that provides the covered officer, substantially the same benefits on substantially the same cost-sharing basis as that for the covered officer in effect immediately prior to the change of control, (f) for both vesting and benefit calculation purposes, credit with one (1), two (2) or three (3) additional, “years of credited service”, (as defined in the Corporation’s Pension Plan), for the covered officers under the Corporation’s Pension Plan and Supplemental Employee Retirement Plan, in addition to the years of credited service that would have otherwise been calculated by reference solely to the Termination Date, and (g) the cost of reasonable career counseling services for the covered officer. To the extent necessary to provide the covered officers with the additional years of credited service obtainable under the Agreements, the Corporation has agreed to amend its Supplemental Employee Retirement Plan or create such supplemental retirement plans as are necessary.

Certain of the Agreements terminate in 2006 but are automatically extended for additional one year periods unless the subsidiary provides written notice to cancel. The terms of outstanding Agreements cannot end prior to the expiration of two (2) years after the occurrence of a Change of Control regardless of any notice by the subsidiary to cancel.

In addition to the severance benefits outlined above, each covered officer would be entitled to receive all other compensation and benefits payable generally in the event of termination of employment. The aggregate amount of all such compensation and benefits is subject to a limitation designed to allow the deduction for federal income tax purposes of any payments made pursuant to the Agreements. The subsidiary may terminate each covered officer’s employment, without liability, under the respective Agreements for Cause as defined therein.

The amount of severance salary benefits each of the Named Executive Officers would be entitled to, pursuant to the Agreements, if an event which triggered the payment occurred on the date of this Proxy Statement, is as follows: Messrs. Peters $999,280, Ricciardi $529,310, Pickering $615,030, Keefer $538,227 and Ms. Gers $540,805. The total of such severance salary benefit payments for all covered officers would be $5,156,574.

Option Grants Table

The following table sets forth certain information about grants of stock options made during 2005 to each of the Named Executive Officers.

OPTION GRANTS IN 2005

	Individual Grants (1)	% of Total Options Granted to Employees in 2005	Exercisable or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted (#)				5%	10%
Frederick C. Peters II	30,000 24,000		$18.91 21.21	05/12/2015 12/12/2015	$356,700 319,920	$904,200 811,200

	54,000	18.8%			$676,620	$1,715,400

Robert J. Ricciardi	15,000 12,000		18.91 21.21	05/12/2015 12/12/2015	$178,350 159,960	$452,100 405,600

	27,000	9.4%			$338,310	$857,700

John Pickering	15,000 12,000		18.91 21.21	05/12/2015 12/12/2015	$178,350 159,960	$452,100 405,600

	27,000	9.4%			$338,310	$857,700

Alison E. Gers	15,000 12,000		18.91 21.21	05/12/2015 12/12/2015	$178,350 159,960	$452,100 405,600

	27,000	9.4%			$338,310	$857,700

Joseph G. Keefer	15,000 12,000		18.91 21.21	05/12/2015 12/12/2015	$178,350 159,960	$452,100 405,600

	27,000	9.4%			$338,310	$857,700

FOOTNOTE TO TABLE

(1)	In May and December, 2005, stock options were awarded to the Named Executive Officers. The stock options awarded in December, 2005, rather than April, 2006, were fully vested to enable the Corporation to save compensation expense associated with those options in future periods in its consolidated statements of income after adoption of FASB Statement 123R (Share Based Payment). The Corporation does not anticipate awarding any stock options to its current Named Executive Officers in 2006.

Aggregated Option Exercises and Year-End Option Value Table

The following table sets forth certain information about the exercise of stock options during 2005 by each of the Named Executive Officers and the year-end values of unexercised options.

AGGREGATED OPTION EXERCISES IN 2005 AND

DECEMBER 31, 2005 OPTION VALUES

Name	(#) Shares Acquired in Exercise	($) Value Realized	(#) Unexercised Options		($) In-the-Money Options(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frederick C. Peters II	—	$—	144,000	8,000	$559,186	$26,414
Robert J. Ricciardi	—	—	67,000	3,000	227,730	11,430
Alison E. Gers	—	—	59,000	3,000	160,210	11,430
Joseph G. Keefer	—	—	63,200	3,000	220,968	11,430
John Pickering	—	—	34,500	0	55,575	0

FOOTNOTE TO TABLE

(1)	Based upon $21.66 per share the last bid price for the Common Stock on December 30, 2005.

Corporation’s 2004 Stock Option Plan

In 2004, the Corporation’s Board of Directors adopted and the Corporation’s shareholders approved the Bryn Mawr Bank Corporation 2004 Stock Option Plan (the “Plan”). The Corporation’s Board of Director’s Compensation Committee (the “Committee”), composed of independent, non-employee directors, is authorized to grant certain stock options (“Option(s)”) to directors of the Corporation who are not employees of the Corporation or any affiliate of the Corporation (the “Eligible Directors”) and key employees, including officers of the Corporation and its direct and indirect subsidiaries (the “Employees”).

The Options for the Common Stock are to be granted in consideration for the services provided to the Corporation by the Employees and Eligible Directors. Under the Plan, on February 28, 2006, there was a maximum of 21,064 shares of Corporation Common Stock available for the grant of Options.

Options granted under the Plan may be either incentive stock Options or non-qualified stock Options, as the Committee determines to be in the best interests of the Corporation at the time of the grant of Options. The purpose of the Plan is to promote the interests of the Corporation and its shareholders by strengthening the Corporation’s ability to retain and attract the services of experienced and knowledgeable Employees and Eligible Directors and by encouraging such Employees and Eligible Directors to acquire an increased proprietary interest in the Corporation.

Each Option is exercisable in whole or in part at such times as the Committee may determine, but not later than ten (10) years from the date the Option is granted. The Committee may make such exercise provisions, or may accelerate exercise provisions previously established, if in the opinion of the Committee such action is appropriate to carry out the intent of the Plan or any requirements of the Internal Revenue Code. In lieu of a cash payment to exercise an Option in full or in part, payment may be made by the tender of shares of Common Stock with a fair market value as of the exercise date equal to the Option price of the Option being exercised.

Executive Deferred Bonus Plan

In 1989, the Corporation established the Deferred Bonus Plan, which permits certain officers of the Corporation and its subsidiaries who earn in excess of one hundred thousand dollars annually, to defer all or a portion of any bonus (the “Deferred Compensation”) which the executives may be awarded. The Deferred Bonus Plan is a non-qualified plan and Deferred Bonus Plan funds are held in a trust administered by the Bank’s Wealth

Management Division. Under the Deferred Bonus Plan the participating executives may elect to invest the Deferred Compensation in one or more different investment funds, including an investment in the Corporation’s Common Stock. Participants may elect to defer the receipt of the Deferred Compensation until (i) January of the following year or (ii) retirement or separation from employment. In certain very limited circumstances involving a hardship, as defined in the Deferred Bonus Plan, participants may request withdrawal of his/her Deferred Compensation. The right to receive future payments under the Deferred Bonus Plan is an unsecured claim against the general assets of the Corporation.

Pension Plans

Employees of the Corporation and its subsidiaries (collectively called the “participants”) become eligible to participate in the Corporation’s qualified non-contributory pension plan (“Pension Plan”) on January 1 following their attainment of age 20 1/2 and completion of six (6) months of service. In no event, however, will an employee become a plan participant if he/she is scheduled to work less than 1,000 hours in a calendar year. Benefits under the Pension Plan are paid from a trust for which the Bank is Trustee. The payments are made monthly under various options provided for in the Pension Plan, selected by the participants. For funding purposes it is the Corporation’s policy to fund amounts necessary to maintain the actuarial soundness of the Pension Plan. The Pension Plan is well funded and, based on ERISA funding requirements, no contribution was needed in 2005. However, after analysis of the funded status of the Pension Plan, a contribution of $939,126 was made in 2005 to improve the future performance of the Pension Plan. The net periodic pension cost is computed on the basis of accepted actuarial methods which include the current year service cost.

The Corporation’s actuaries indicated that the amount of the contribution, payment or accrual with respect to a participant is not and cannot readily be separately or individually calculated under the actuarial cost method used in determining aggregate contribution requirements for the Corporation’s Pension Plan. Covered compensation is the basic rate of salary paid to a participant including bonus and overtime.

Set forth below is a table of annual pension benefits based on the rates of salary in various years of service categories for participants retiring at age 65 in 2005.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40	45
125,000	$30,098	$40,130	$50,163	$60,196	$70,228	$78,353	$86,478
150,000	36,848	49,130	61,413	73,696	85,978	95,728	105,478
175,000	43,598	58,130	72,663	87,196	101,728	113,103	124,478
200,000	50,348	67,130	83,913	100.696	117,478	130,478	143,478
225,000	57,098	76,130	95,163	114,196	133,228	147,853	162,478
250,000	63,848	85,130	106,413	127,696	148,978	165,228	181,478
275,000	70,598	94,130	117,663	141,196	164,728	182,603	200,478
300,000	77,348	103,130	128,913	154,696	180,478	199,978	219,478
325,000	84,098	112,130	140,163	168,196	196,228	217,353	238,478
350,000	90,848	121,130	151,413	181,696	211,978	234,728	257,478
375,000	97,598	130,130	162,663	195,196	227,728	252,103	276,478
400,000	104,348	139,130	173,913	208,696	243,478	269,478	295,478
425,000	111,098	148,130	185,163	222,196	259,228	286,853	314,478
450,000	117,848	157,130	196,413	235,696	274,978	304,228	333,478

Differences in the pension benefits table exist because the Pension Plan is integrated with Social Security benefits, and participants with less income receive a greater portion of their retirement benefits from Social

Security. The goal of the Pension Plan is to provide long-term participants with annual benefits from both the Pension Plan and Social Security approximating 60% of their highest average five year annual compensation.

Benefits paid by the Pension Plan are based on the participants highest average consecutive five year annual compensation, as defined in the Pension Plan, in the ten years prior to participant’s retirement. The estimated benefits for the executive officers named in the Summary Compensation Table were based on each officer’s 2005 compensation and do not take into consideration any future increases in compensation and are straight life annuity amounts which would be actuarially reduced for a 100% joint and survivor annuity to the officer and the officer’s spouse.

Currently federal law places certain limitations on the amount of retirement income that can be paid pursuant to a pension plan qualified under the Internal Revenue Code, such as the Corporation’s Pension Plan. As of December 31, 2005, any Pension Plan participant whose earnings were limited by the Internal Revenue Code or any participant who received deferred bonus compensation from the Bank would be affected by such limitations. Messrs. Peters, Ricciardi, Keefer, Pickering and Ms. Gers are the Named Executive Officers participating in the Pension Plan who, based on service to date, would be affected by such limitations.

The Corporation has adopted the Bryn Mawr Bank Corporation Supplemental Employee Retirement Plan (the “SERP”), which is a non-qualified plan and is designed to provide those amounts which would be payable as pension benefits, except for such limitations and deferrals. Participants under the Pension Plan must meet the requirements for Normal Retirement, Early Retirement, Permanent Disability (as defined in the Pension Plan), or Death, to qualify for a benefit under the SERP whether or not such employee is entitled to a deferred vested benefit under the Pension Plan. SERP funds are held in a trust administered by the Bank’s Wealth Management Division. The right to receive future payments under the SERP is an unsecured claim against the general assets of the Corporation. The SERP is not subject to ERISA funding requirements.

For the Named Executive Officers in the Summary Compensation Table, the estimated annual benefits upon normal retirement at age 65 under the Pension Plan and the SERP are as follows: Messrs. Peters, $79,983, Ricciardi $114,793, Pickering $51,381, Keefer $78,267 and Ms. Gers $65,585. Messrs Peters, Ricciardi, Keefer, Pickering and Ms. Gers have 5, 35, 15, 2 and 8 credited years of service, respectively, under the Pension Plan.

Bryn Mawr Bank Corporation Thrift and Savings Plan

An employee (collectively called the “participants”) of the Corporation or its subsidiaries, (collectively called the “Employer”) becomes eligible to participate in the Bryn Mawr Bank Corporation Thrift and Savings Plan (the “Thrift Plan”) on January 1 or July 1 following six (6) months of service during which 500 hours of service are credited as those terms are defined in the Thrift Plan. Participants may elect to have what would otherwise be his/her compensation reduced and cause the amount of such reduction to be contributed, on his/her behalf, to the Thrift Plan’s related trust in an amount from 1% to 16% of his/her compensation subject to applicable yearly dollar limitations (catch up contributions are also permitted). The Employer makes a dollar for dollar matching contribution, up to 3% of each participant’s base compensation. In any Thrift Plan year the Employer may make contributions to the participants’ discretionary accounts in the Thrift Plan of such portions of its net profits as the Employer’s Board of Directors may determine, subject to certain limitations in the Thrift Plan.

The Thrift Plan permits a participant to cause the participant’s account balance to be invested in one or more different investment funds, including an investment in the Corporation’s Common Stock. As of December 31, 2005, the Thrift Plan’s related trust held 156,740 shares of the Corporation’s Common Stock for the benefit of 171 participants. Each such participant or beneficiary owns an undivided interest in the whole of the Corporation’s Common Stock Fund of the Thrift Plan. Under the terms of the Thrift Plan and its related trust agreement, the trustee possesses the power and authority to vote the Corporation’s Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and executive officers of the Bank and the companies with which they are associated were customers of, and had banking transactions with, the Bank in the ordinary course of its business during 2005. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Bank customers. In the opinion of Bank management, the loans and commitments did not involve more than a normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from the insider loan prohibitions of the Sarbanes-Oxley Act of 2002.

Compensation Committee Interlocks and Insider Participation

None of the members of the Bank’s and Corporation’s Compensation Committees was an officer or employee of the Corporation or any of its subsidiaries during the year 2005. None of the members of the Compensation Committees was a former officer of the Corporation or any of its subsidiaries or had any other interlocking relationships as defined by the Securities and Exchange Commission.

PERFORMANCE GRAPH

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Bank’s Board of Directors (the “Bank Compensation Committee”) is composed entirely of independent, non-employee directors (SEE INFORMATION ABOUT COMMITTEES OF THE BANK’S BOARD OF DIRECTORS). The Bank Compensation Committee is responsible for recommending to the full Board the Bank’s compensation policies and for administering those policies. The Bank’s Compensation Committee in conjunction with the Corporation’s Compensation Committee also determines the salary for, and the incentive program applicable to, the Bank’s executive officers including the Named Executive Officers.

The Compensation Committee of the Corporation’s Board of Directors (the “Corporation Compensation Committee”) is composed entirely of independent, non-employee directors (SEE INFORMATION ABOUT COMMITTEES OF THE CORPORATION’S BOARD OF DIRECTORS). Among other responsibilities, the Corporation’s Compensation Committee is responsible for setting and administering the policies which govern the grant to key Bank personnel of options to purchase the Corporation’s stock including the Named Executive Officers.

Executive Compensation Policy Principles

The Bank’s compensation policy is designed to (i) retain and attract highly qualified key executives essential to the long-term success of the Bank and Corporation; (ii) reward such executives for consistent successful management of the Bank and enhancement of shareholder value; and (iii) create a performance-oriented environment that rewards performance not only with respect to the Bank’s goals but also the Bank’s performance in relation to comparable industry performance levels.

The Bank’s Compensation Committee annually considers the Bank’s financial performance in terms of its net income, asset quality, expense levels, capital accumulation and retention, return on equity and other relevant criteria used in the financial services industry and seeks to relate those considerations to the Bank’s performance and to that of each executive in performing his or her assigned duties.

The Bank’s executive compensation program, established by the Bank’s Compensation Committee, is based on the belief that each executive officer’s compensation should bear a direct relationship to the financial success of the Bank and Corporation, the enhancement of shareholder value, the attainment of measurable annual objectives, and any other significant accomplishments.

Section 162(m) of the Internal Revenue Code excludes tax deductions for compensation paid to executives of public companies in excess of $1,000,000 per year, if not performance based. At the current salary levels and with the Corporation’s existing compensation plans, the Committee does not expect this tax law to affect the Corporation.

Elements of Executive Compensation Program

The Bank’s total compensation program for its executive officers currently consists of base salary, a fringe benefit package including the Thrift and Savings Plan, Pension Plan and SERP, and an opportunity (depending on the Bank’s annual earnings, the performance of the executive officers’ divisions and other financial criteria) to obtain cash incentive compensation and options to purchase Corporation stock at the market price when such options are granted. Certain of the executive officers also have a Change of Control Agreement.

Salary and Bonus Compensation and Fringe Benefits

The salary, bonus and long term compensation is developed to be competitive with other comparable financial institutions in the Greater Delaware Valley area and is combined with a fringe benefit package designed to retain and attract experienced and highly professional financial services personnel. On a periodic basis, the Bank utilizes professional services of qualified firms who provide trend data and benchmark executive compensation. Each Named Executive Officer’s salary is reviewed annually based on that person’s level of management responsibility at the Bank and performance of duties.

Each of the Bank’s officers, including the Named Executive Officers, has an annual opportunity to be awarded a cash bonus based in large measure on the financial performance of the Bank, on his/her division’s performance, and on individual accomplishment of his/her designated responsibilities and goals. Under the Corporation’s corporate incentive program (“CIP”), if the Corporation meets or exceeds an established earnings per share target, the CIP is funded in an amount approved by the Compensation Committee. The Compensation Committee determines, based on the factors and criteria for the Chief Executive Officer’s compensation set forth below, the amount to be awarded the Chief Executive Officer under the CIP up to a maximum of 50% of base salary. The Compensation Committee also approves the bonuses to be awarded to the Named Executive Officers, up to a maximum of 45% of base salary, based on the Bank’s financial results, the performance of the Executive Officers and their divisions, other relevant financial criteria, and any significant accomplishments by that Named Executive Officer. Under the CIP, funds are allocated to each business unit and staff area based on its contribution to the Bank’s and the Corporation’s profitability and based on such division’s achieving its predefined objectives. The Bank also has Line of Sight Incentive Plans (“LOS”) whereby key business line personnel with revenue generation accountability are eligible to participate in LOS incentive plans if targeted revenue goals are attained. The LOS plans are specific to the various business units of the Bank, such as the Wealth Management Division, Commercial Banking, Mortgage Banking and other divisions. The LOS plans are intended to reward individuals and teams for the generation of new business.

The Bank’s Compensation Committee evaluated the Bank’s business performance for 2005 and determined, based on such performance and the criteria outlined above, that in January of 2006, bonuses be awarded to Mr. Peters and the Named Executive Officers for their 2005 performance. The bonus awarded to Mr. Pickering included his minimum bonus of $50,000 for year 2005 as required by his agreement with the Corporation in connection with his accepting employment in April, 2004.

Stock Options

Based on the Bank’s 2004 and 2005 financial results, the performance of the Executive Officers and their divisions and other financial criteria, stock options were awarded to the Bank’s Executive Officers in May and December, 2005. The stock options awarded in December, 2005 rather than in April, 2006, were fully vested to enable the Corporation to save compensation expense associated with those options in future periods in its consolidated statements of income after adoption of FASB Statement 123R (Share Based Payment). The Corporation does not anticipate awarding any stock options to its current Named Executive Officers in 2006.

Executive Compensation Decisions

The Bank’s Compensation Committee evaluated the Bank’s business performance for 2004 and determined, based on such performance and the criteria outlined above, that in January of 2005, salary increases be granted to certain Named Executive Officers effective January 1, 2005. In addition, Mr. Keefer and Ms. Gers were each awarded an additional salary increase in 2005 based on their performance and increased responsibilities.

Factors and Criteria on Which the Chief Executive Officer’s Compensation Was Based

The Compensation Committee meets in executive session, Mr. Peters not being present, to evaluate and determine Mr. Peters’ compensation package. The Compensation Committee reports on that evaluation to the independent directors of the Board. Mr. Peters is eligible to participate in executive compensation programs available to all other executives.

The Compensation Committee, in reviewing the appropriate level of compensation of its Chief Executive Officer, considers key financial results, organizational development, marketing initiatives, Board relations, work on representing the Corporation to its constituencies, and results on developing, expanding and integrating service lines.

The Compensation Committee determined in February, 2005 to increase Mr. Peters base salary by 4% to a rate equal to $320,282 per year effective January 1, 2005. Although the Corporation did not meet its earnings per share target and certain other financial targets for 2004, the Compensation Committee recognized Mr. Peters leadership and considered the non-financial factors set forth above and granted Mr. Peters the salary increase.

In the first quarter of 2006, Mr. Peters received a bonus of $142,500 for 2005. The Compensation Committee reviewed the Corporation’s and the Bank’s 2005 financial performance, recognizing that both the Corporation’s and Bank’s financial performance met or exceeded the 2005 targets for net income, earnings per share, wealth revenue, average deposits and average loans. This assessment was based on the foregoing criteria and the following 2005 performance accomplishments: a 21.5% increase in net income; a 22.4% increase in diluted earnings per share; a 12.0% increase in wealth division revenue; a 5.8% increase in average deposits, and an 8.1% increase in average loans. In addition, based on the above factors and criteria, the Compensation Committee determined in December, 2005 to award Mr. Peters options to purchase 24,000 shares of the Corporation’s common stock. The exercise price was the price of the Corporation’s common stock on the date preceding the grant of the options.

No specific weight is given by the Committee to any of the above individual criteria. The Chief Executive Officer’s compensation is based on the Committee’s subjective determination after review of the foregoing criteria and, if applicable, any other information that the Committee deems relevant.

The Compensation Committees

The Bank’s and Corporation’s Compensation Committees are composed of the same members consisting of Nancy J. Vickers (Chair), William Harral, III, Francis J. Leto and Thomas A. Williams who each endorsed this report.

Respectfully submitted:

Nancy J. Vickers, Chair
William Harral, III
Francis J. Leto
Thomas A. Williams

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the Corporation’s consolidated financial statements in accordance with generally accepted accounting principles. The Corporation’s independent auditor is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent auditor.

In connection with the preparation and filing of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, the Audit Committee (i) reviewed and discussed the audited financial statements with the Corporation’s management, (ii) discussed with KPMG, LLP, the Corporation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (as modified or supplemented), (iii) discussed the independence of KPMG, LLP with KPMG, LLP, and (iv) has received the written disclosures and the letter from KPMG, LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented). Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ending December 31, 2005.

The Corporation’s Audit Committee is composed of William Harral, III (Chair), Wendell F. Holland, David E. Lees and Thomas A. Williams, who each endorsed this report.

Respectfully submitted:

William Harral, III, Chair Wendell F. Holland David E. Lees Thomas A. Williams

INDEPENDENT AUDITORS

The Audit Committee of the Corporation has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Corporation’s financial statements for the fiscal year ended December 31, 2006. A partner in KPMG will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement, if he or she so desires.

AUDIT AND NON-AUDIT FEES

The aggregate fees billed for professional services by KPMG in 2004 and 2005 for these various services were:

	2004	2005
Audit Fees	$336,671	$313,707
Audit Related Fees	146,094	79,756
Tax Fees	30,500	52,325

Subtotal	$513,265	$445,788
All Other Fees	0	0

Total Fees	$513,265	$445,788

Services Provided by KPMG

All services rendered by KPMG are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee.

1)	Audit Fees—These are fees for professional services performed by KPMG in 2004 and 2005 for the audit of the Corporation’s financial statements and review of financial statements included in the Corporation’s 10-Q and 10-K filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. For 2004 and 2005, Audit Fees included examination of management’s assertion with respect to internal controls for compliance with the Federal Deposit Insurance Corporation Improvement Act of 1991. For 2004 and 2005, Audit Fees included examination of management’s assertion with respect to internal controls for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 in the amount of $224,278 and $190,000, respectively. In addition, the fees included services in connection with the Corporation’s S-8 registration statement filed with the SEC in 2004.

2)	Audit Related Fees—These are fees for services performed by KPMG in 2004 and 2005 that are reasonably related to the performance of the audit or review of the Corporation’s financial statements. This includes employee benefit and compensation plan audits; attestations by the independent auditors that are not required by statute or regulation, and consulting on financial accounting/reporting standards. For KPMG in 2004 and 2005, this work also involved completion of the SAS-70 review relating to the Wealth Management Division. In addition, in 2005, KPMG’s work included the audit of the common trust funds managed by the Wealth Management Division.

3)	Tax Fees—These are fees for professional services performed by the independent auditors with respect to tax compliance, tax advice and tax planning. This includes preparation of tax returns for the Corporation and its consolidated subsidiaries; reviews of quarterly tax accruals, tax research and tax advice.

4)	All Other Fees—These are fees for other permissible work performed by the independent auditors that does not meet the above category descriptions.

The Audit Committee of the Corporation’s Board of Directors has considered whether the provision of the non-audit services is compatible with maintaining the independence of KPMG.

Preapproval of Audit and Non-Audit Services

Under the Corporation’s Audit Committee charter, the Audit Committee is required to preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor, subject to the de minimus exception for non-audit services under SEC regulations which are approved by the Audit Committee prior to completion. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audited services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported to the full committee at its next scheduled meeting. All services performed by KPMG for the Corporation during 2005 were preapproved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Corporation’s directors and executive officers file reports of their holdings of the Corporation’s Common Stock with the Securities and Exchange Commission (the “Commission”) and with the NASDAQ National Market Exchange on which the Corporation’s Common Stock is traded. Based on the Corporation’s records and other information available to it the Corporation believes that all the Commission’s Section 16(a) reporting requirements applicable to the Corporation’s directors and executive officers were complied with for the Corporation’s fiscal year ended December 31, 2005, except for an inadvertent late filing of a Form 4 by three (3) days for Andrea F. Gilbert in connection with her purchase of 1,000 shares of Corporation common stock caused by her broker’s delay in reporting the actual date of the purchase transaction.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

One of the purposes of the Annual Meeting is the election of two directors to the Board of Directors of the Corporation.

Nominees for Directors

The following directors have been nominated by the Corporation’s Board of Directors for election as directors to serve as follows:

Class III—Term to Expire in 2009:

(1) David E. Lees

Class IV—Term to Expire in 2010:

(1) Francis J. Leto

and until their successors are elected and take office.

The persons named as proxies in the accompanying form of proxy have advised the Corporation that, unless otherwise instructed, they intend at the Annual Meeting to vote the shares covered by proxies for the election of the nominees named in this Proxy Statement. The Corporation’s Board of Directors may fill the vacancies in Class II and Class IV as provided in the Corporation’s By-Laws if it finds suitable candidates. However, the proxies cannot be voted for a greater number of persons than the number of nominees named above. If one or more of the nominees should, at the time of the Annual Meeting, be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect any remaining nominee. The Board of Directors knows of no reason why the nominees will be unavailable or unable to serve as directors. The Corporation expects all nominees to be willing and able to serve as directors.

The affirmative vote of the holders of at least a majority of the Corporation’s shares of Common Stock present in person or by proxy at the Annual Meeting is required for the election of the nominees for directors. Proxies solicited by the Board of Directors will be voted for nominees listed above, unless the shareholders specify a contrary choice in their proxies.

The Board of Directors recommends a vote FOR the nominees listed above.

OTHER BUSINESS

Management does not know at this time of any other matter which will be presented for action at the Annual Meeting. If any unanticipated business is properly brought before the Annual Meeting, the proxies will vote in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2007

The Corporation’s Annual Meeting of Shareholders will be held on or about April 24, 2007. Any shareholder desiring to submit a proposal to the Corporation for inclusion in the proxy and proxy statement relating to that meeting must submit such proposal or proposals in writing to the Corporation before November 17, 2006. Shareholder proposals for nominees for directors must be submitted to the Chair,

Nominating Committee, Board of Directors, Bryn Mawr Bank Corporation, P.O. Box 351, Bryn Mawr, PA 19010-3396. Any other proposal or proposals should be submitted by certified mail-return receipt requested to the attention of Robert J. Ricciardi, the Corporation’s Secretary, at the Corporation’s executive office at 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. If a shareholder notifies the Corporation after November 17, 2006, of an intent to present a proposal at the 2006 Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

ADDITIONAL INFORMATION

A copy of the Corporation’s Annual Report for the fiscal year ended December 31, 2005, containing, among other things, financial statements examined by its independent registered public accounting firm, was mailed with this Proxy Statement on or about March 17, 2005, to the shareholders of record as of the close of business on March 8, 2006.

Upon written request of any shareholder, a copy of the Corporation’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission may be obtained, without charge, from the Corporation’s Secretary, Robert J. Ricciardi, 801 Lancaster Avenue, Bryn Mawr, PA 19010-3396. The Annual Report on Form 10-K can also be obtained by going to the Corporation’s website at www.bmtc.com and clicking on Bryn Mawr Bank Corporation’s SEC Filings.

By Order of the Board of Directors of Bryn Mawr Bank Corporation

ROBERT J. RICCIARDI
Secretary

APPENDIX A

BRYN MAWR BANK CORPORATION

AUDIT COMMITTEE CHARTER

Composition

The Audit Committee (the “Committee”) of Bryn Mawr Bank Corporation and The Bryn Mawr Trust Company (the “Corporation”) is appointed annually by the Corporation’s and the Bank’s Boards of Directors (the “Board”) and is comprised of not less than three (3) independent directors. All members of the Committee shall be independent directors under the standard proposed by the National Association of Securities Dealers (NASDAQ). All members shall meet the experience requirements of NASDAQ and at least one member, shall be a financial expert as defined by the rules of the Securities and Exchange Commission (“SEC”).

Purpose

The purpose of the Committee shall be to assist the Board in monitoring: the integrity of the financial statements of the Corporation; the Corporation’s compliance with legal and appropriate regulatory requirements; the independence and qualifications of the independent auditor, and the performance of the Corporation’s internal audit function and independent auditors.

Authority and Responsibility

The Committee shall recommend, for share owner approval, the independent auditor to examine the Corporation’s accounts, controls, and financial statements. The Committee shall have the sole authority and responsibility to select, evaluate and replace the independent auditor. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by its independent auditor. The foregoing requirement is subject to the exception for non-audit services constituting not more than 5% of all auditing revenues paid during the fiscal year; not initially recognized to be non-audit services, and promptly brought to the attention of the Committee and approved prior to completion. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approval shall be presented to the full Committee at its next scheduled meeting.

The Committee will meet as often as it deems necessary, but not less frequently than quarterly with management, with the corporate audit staff and also with the Corporation’s independent auditors. The Committee shall have authority to retain such outside counsel, experts and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms. The Committee shall report its recommendations to the Board after each Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. The Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

The Committee, to the extent it deems necessary or appropriate, shall:

•	Discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal,

regulatory or NASDAQ requirements. Review with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K and determine that the independent auditor is satisfied with the disclosure, content and quality of the financial statements to be filed with the SEC and to be presented to the shareholders in the Corporation’s Annual Report to the shareholders.

•	Discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies prior to release.

•	Discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response thereto and discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including any significant changes in the Corporation’s selection or application of accounting principles, any major issues as to the adequacy of the Corporation’s internal controls and any special steps adopted in light of material control deficiencies.

•	Review and approve the internal audit staff functions, including: (i) purpose, authority and objectivity (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment, and compensation of the Senior Vice President and Auditor, and annually evaluate the performance of the Senior Vice President and Auditor.

•	Review, with the Executive Vice President and Chief Financial Officer, the Senior Vice President and Auditor, and the independent auditor, or such others as the Committee deems appropriate, the Corporation’s internal system of controls and the results of internal audits.

•	Review and discuss periodic reports from the independent auditors on: all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Obtain and review at least annually a formal written report from the independent auditor delineating: the auditing firm’s internal quality-control procedures; any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm. The Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Committee will review at least annually all relationships between the independent auditor and the Corporation, consistent with Independence Standards Board Standard 1.

•	Obtain from the independent auditor assurance that the independent auditor has complied with Section 10 A (b) of the Exchange Act which requires the independent auditor to report to the Committee any illegal act which it detects or otherwise becomes aware of during the course of its audit.

•	Prepare and publish an annual committee report in the Corporation’s proxy statement.

•	Recommend to the Board policies for the hiring of employees or former employees of the Corporation’s independent auditor.

•	Insure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner for reviewing the audit as required by law.

•	Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and the Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

•	Review and investigate any matters pertaining to the integrity of management, including conflicts of interest, or adherence to standards of business conduct as required in the policies of the Corporation and to approve all related party transactions.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	The Committee shall make such other recommendations to the Board on such matters as may come to its attention and which, at its discretion, warrant consideration by the Board.

Limitations

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS
To vote for the election of all nominees to the right.		Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
FOR	WITHHOLD AUTHORITY	NOMINEE CLASS IV – TERM TO EXPIRE IN 2010:
☐	☐	(01) Francis J. Leto

NOMINEES CLASS III – TERM TO EXPIRE IN 2009:
(02) David E. Lees

This proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder. In the absence of other directions, this proxy will be voted for Proposal 1 and upon such other matters as may properly come before the meeting in accordance with the best judgement of the Proxies.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign partnership name by an authorized person. If a limited liability company, please sign company name by an authorized person.

Signature(s)	Signature(s)	Date	, 2006

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Ù  FOLD AND DETACH HERE  Ù

From Pennsylvania Turnpike

Take Exit 20 and follow Route 476 South to Exit 13 (St. Davids/Villanova). Follow Route 30 (Lancaster Avenue) east for 2.2 miles, turn right onto Bryn Mawr Avenue. Proceed down Bryn Mawr Avenue past Bryn Mawr Hospital, across Haverford Avenue (WaWa Mini Mart on your left), and go approximately 150 yards to the main entrance of The American College on the right hand side. Turn into main entrance and follow the directional signs to the Gregg Conference Center.

From the New Jersey Turnpike

North of Philadelphia: Leave the New Jersey Turnpike at Exit 6 (PA Turnpike). Drive west on PA turnpike to Exit 20. See instructions under “From Pennsylvania Turnpike” for directions to the College.

From Center City Philadelphia

Take Route 76 West (Schuylkill Expressway) and drive west following Valley Forge signs. Exit at City Avenue (Route 1 South). Once on City Avenue, travel about 2- 1/2 miles and turn right onto Lancaster Avenue (Route 30 West). Continue on Lancaster approximately 4 miles to reach the center of Bryn Mawr. Turn left onto Bryn Mawr Avenue. Proceed down Bryn Mawr Avenue past Bryn Mawr Hospital, across Haverford Avenue (WaWa Mini Mart on your left), and go approximately 150 yards to the main entrance of The American College on the right hand side. Turn into main entrance and follow the directional signs to the Gregg Conference Center.

From Wilmington DE and Other Points South

Via I-95 approaching Chester, PA, take Exit 7 (476 North towards Plymouth Meeting). Follow 476 North approximately 12 miles to Exit 13 (St. Davids/ Villanova). Follow Route 30 (Lancaster Avenue) east, then follow “From Pennsylvania Turnpike” above for directions to the College.

REVOCABLE PROXY

Bryn Mawr Bank Corporation

ANNUAL SHAREHOLDERS’ MEETING APRIL 25, 2006

Proxy is Solicited on Behalf of the Board of Directors of Bryn Mawr Bank Corporation

The undersigned shareholder(s) of Bryn Mawr Bank Corporation (the “Corporation”) hereby appoints, J. Duncan Smith and Geoffrey L. Halberstadt as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent, and to vote all the shares of stock of the Corporation held of record by the undersigned on March 8, 2006, at the Corporation’s Annual Meeting of Shareholders to be held at 2:00 P.M. on April 25, 2006, at The Gregg Conference Center at The American College, (see map on reverse side) 270 South Bryn Mawr Avenue, Bryn Mawr, Pennsylvania, and at any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

PLEASE PROMPTLY MARK, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE PAID ADDRESSED ENVELOPE.

è        (OVER)

Address Change/Comments (Mark the corresponding box on the reverse side)

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A special invitation to all shareholders . . .

For 117 years, Bryn Mawr Trust has been serving the financial needs of individuals, families, professionals and businesses, who want friendly, personal attention. We offer a complete array of both personal and business banking services. Our loan officers and commercial banking specialists are second to none. Also, we continue to be one of the area’s premier providers of wealth management services.

We invite you to view Bryn Mawr Trust as not only an investment, but as a resource for achieving your financial goals. Please allow us to help with your estate, trust, money management, or financial planning needs.

Call me directly at 610-581-4800 to discuss your particular requirements. I will be happy to introduce you to the professional or team of professionals who can best provide you with the high quality of service that you deserve.

Sincerely,

Chairman and CEO